EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, no par value of MetaSwarm, Inc., and further agree that this JointFilingAgreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, have executed this JointFilingAgreement this 14th day of December 2007.

BVI DRAGON PACIFIC INTERNATIONAL LTD.

___/s/ Kent Lam_____________________
By:  Kent Lam
Title: Managing Director

__/s/ Kent Lam_____________________
Kent Lam